Exhibit 10.1

June 9, 2021

MEMORANDUM

To:	Jeffrey Dierks
From:	John Jacobs
Subject:	Promotion Increase Award

Dear Jeff:

Based on your superior performance and Harmony’s business needs, you are being promoted to the position of Executive Vice President & Chief Commercial Officer. Congratulations on your promotion, which will benefit not only your career, but Harmony’s continued growth as well.

In light of your accomplishment, I am pleased to present you with the following promotion increase:

Promotion Increase:	12.3%
Current Salary:	$356,250.72
New Salary:	$400,069.56

The target bonus for your new position is 50%.

You will also receive an additional grant of equity in the Company’s parent company, Harmony Biosciences Holdings, Inc. (“Parent”) in the amount of 53,900 stock options for Parent common stock with an exercise price equal to the fair market value of a share of our common stock on the grant date. A stock option agreement with full details for this grant will be provided to you.

Your promotion increase will take effect as of June 1, 2021.

Please accept this financial reward, which you have earned, with my regards and best wishes for continued success and personal fulfillment in your new role.

630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

www.harmonybiosciences.com